EXHIBIT 10-6

SUMMARY OF DIRECTOR COMPENSATION

We pay each of our directors who are not employees of Power-One, Inc. (“Non-Employee Directors”) as follows:

Annual retainer: $20,000

Supplemental annual retainers:

Audit Committee—Chair: $15,000

Other Committee—Chair: $5,000

Meeting fees paid for attendance (Board or Committee):

In person: $3,000/day

Telephonic Meetings: $1,000/day for meetings over two hours that involve substantial time and preparation.

Only one daily meeting fee is paid on days when multiple meetings of separate Committees, or Committee(s) and Board are held on same day.  We also reimburse our Non-Employee Directors for reasonable out-of-pocket expenses incurred in connection with attending board and committee meetings.

Newly-elected Non-Employee Directors receive a grant of 12,000 restricted stock units upon their election to the Board.  These units vest ratably over the three-year period following the grant.  Non-Employee Directors continuing in office after our annual meeting each year receive a grant of 4,000 restricted stock units on the annual meeting date, provided that they have served on the Board for not less than 180 days as of the first day of the month in which the annual meeting occurs.  Stock units granted to Non-Employee Directors are paid in shares of our common stock following the vesting date.